Exhibit 99.1

NEWS COPY

FOR IMMEDIATE RELEASE

VIASYSTEMS ANNOUNCES FOURTH QUARTER 2013 RESULTS

ST. LOUIS, February 7, 2014 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the fourth quarter ended December 31, 2013.

Highlights

•	Net sales were $303.4 million in the quarter ended December 31, 2013, a year-over-year increase of 10.9%, and a seasonal sequential decrease from the immediately preceding quarter of (1.9)%.

•	Operating income in the quarter ended December 31, 2013, was $11.7 million, or 3.9% of net sales.

•	Adjusted EBITDA in the quarter ended December 31, 2013, was $37.9 million, or 12.5% of net sales, compared with $29.1 million, or 10.6% of net sales, in the quarter ended December 31, 2012, and compared with $32.9 million, or 10.6% of net sales, in the immediately preceding quarter.

•	U.S. GAAP earnings per basic and diluted share were $0.24 and $0.23, respectively, for the quarter ended December 31, 2013, on approximately 20 million average shares outstanding.

•	Adjusted EPS was $0.00 for the quarter ended December 31, 2013, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended December 31, 2012, and September 30, 2013, were losses of $(0.40) and $(0.19), respectively.

“I believe we finished the year with some positive momentum that sets us up to continue to make progress on our cost structure in 2014, but in many ways I am glad that 2013 is behind us,” commented David M. Sindelar, Chief Executive Officer of Viasystems. “During the past year, we have worked through a number of challenges, including factory relocations, recovery from a fire in one of our largest factories, and new project launches, not to mention the economic pressures from reduced government spending.”

“As I look ahead to 2014, our sales team will seek to convert opportunities into new project wins as a supplement to analysts’ modest projections for global demand improvement in each of our end markets,” continued Sindelar. “In addition, following a seasonally low first quarter due to the Chinese New Year holiday, our operations team will continue to implement improvements in our cost controls to draw our margins back up to our historical performance expectations.”

Financial Results

The company reported net sales of $303.4 million for the three months ended December 31, 2013. The year-over-year increase of 10.9% was primarily the result of i) recovery of Printed Circuit Boards segment capacity that was unavailable in the same quarter in the prior year following the September 2012 fire in a company factory in China, and ii) increased Assembly segment business won to replace reduced demand following a mid-2012 customer decision to take production back into its own factories. Sequentially, net sales decreased (1.9)% in comparison to the third quarter of 2013. The sequential sales decrease was driven by declines in demand from customers in the company’s industrial & instrumentation and telecommunications end markets, partly offset by increased demand from customers in the company’s computer and datacommunications end market.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales was 80.5% for the quarter ended December 31, 2013, compared to 79.9% in the corresponding quarter a year ago, and compared to 82.1% in the immediately preceding quarter ended September 30, 2013. The primary contributors to the sequential improvement were i) reduced air freight costs, ii) manufacturing efficiencies gained in the company’s Chinese operations, and iii) a richer product mix.

Operating income was $11.7 million, or 3.9% of net sales, for the three months ended December 31, 2013, compared with $1.0 million, or 0.4% of net sales, for the fourth quarter of 2012, and compared with $6.4 million, or 2.1% of net sales, for the three months ended September 30, 2013.

Adjusted EBITDA, on a non-GAAP basis, was $37.9 million, or 12.5% of net sales, for the three months ended December 31, 2013, compared with $29.1 million, or 10.6% of net sales, for the fourth quarter of 2012, and compared with $32.9 million, or 10.6% of net sales, for the three months ended September 30, 2013. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended December 31, 2013, net income was $5.0 million, of which $4.8 million was attributable to common stockholders, and resulted in $0.24 and $0.23 of earnings per basic and diluted share, respectively. Adjusted EPS, on a non-GAAP basis, for the three months ended December 31, 2013, was $0.00. A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the fourth quarter of 2013 were $258.0 million and $11.1 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $236.8 million and $2.3 million, respectively, for the fourth quarter of 2012, and compared with Printed Circuit Boards segment net sales and operating income of $256.8 million and $5.7 million, respectively, for the quarter ended September 30, 2013. Year-over-year, Printed Circuit Boards segment net sales increased in the automotive, telecommunications, and industrial & instrumentation end markets, partly offset by decreases in the military and aerospace and the computer and datacommunications end markets. Sequentially, stronger demand for PCBs used in the company’s automotive, telecommunications, computer and datacommunications, and military and aerospace end markets during the quarter ended December 31, 2013 were partly offset by a fairly broad based reduction of demand from customers in the company’s industrial & instrumentation end market.

Net sales and operating income in the company’s Assembly segment for the fourth quarter of 2013 were $45.4 million and $0.9 million, respectively, compared with Assembly segment net sales and operating loss of $36.8 million and $(0.8) million, respectively, for the fourth quarter of 2012 and compared with Assembly segment net sales and operating income of $52.4 million and $0.8 million, respectively, for the quarter ended September 30, 2013. Year-over-year, Assembly segment net sales increased in the each of the company’s end markets. Sequentially, Assembly segment net sales decreased in the automotive, industrial & instrumentation, and telecommunications end markets, partly offset by increases in demand from customers in the computer and datacommunications and the military and aerospace end markets.

Cash and Working Capital

Cash and cash equivalents at December 31, 2013 were $54.7 million, compared with $74.8 million at December 31, 2012. Cash provided by operating activities during the twelve months ended December 31, 2013, was $89.9 million. The company’s cash cycle metric of 28.3 days at December 31, 2013 was aided by negotiated extended payment terms. During the twelve months ended December 31, 2013, the company used a net of approximately $44.6 million cash for interest payments and used a net of approximately $9.1 million cash for payment of income taxes.

During the twelve months ended December 31, 2013, the company used a net of $106.6 million cash for investing activities. In particular, capital expenditures during the twelve months ended December 31, 2013, were $108.5 million, of which $43.3 million was incurred during the fourth quarter of 2013. During the twelve months ended December 31, 2013, approximately $59.7 million of capital expenditures were incurred in connection with capacity expansion, relocation of facilities, replacement of fire-damaged equipment and other special projects, of which $30.1 million was incurred during the fourth quarter of 2013.

During the twelve months ended December 31, 2013, financing activities used a net of $3.4 million cash, including a net of approximately $2.2 million cash used to pay scheduled debt payments, $0.3 million cash used to make an optional mortgage debt prepayment, $0.7 million cash used for withholding taxes related to net share settlements of vested stock compensation, and $0.2 million used to pay fees incurred in connection with the renewal of the company’s domestic revolving credit facility.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from Adjusted EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 11:00 a.m. Eastern Time today, February 7, 2014. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 43096270. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 15, 2013, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer rigid, flexible and rigid-flex printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, metal cabinets, metal racks and sub-racks, backplanes and busbars. Viasystems’ approximately 15,100 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

Contacts

Kelly Wetzler

SVP Corporate Development

314-746-2217

kelly.wetzler@viasystems.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2700

emannion@sapphireir.com

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Net sales	$303,381	$309,172	$273,604
Operating expenses:
Cost of goods sold, exclusive of items shown separately	244,253	253,737	218,588
Selling, general and administrative	22,619	25,192	29,105
Depreciation	22,367	21,857	22,188
Amortization	1,679	1,680	1,678
Restructuring and impairment	726	347	1,032

Operating income	11,737	6,359	1,013
Other expense (income):
Interest expense, net	11,180	11,159	11,403
Amortization of deferred financing costs	724	725	723
Other, net	(8,647)	975	339

Income (loss) before income taxes	8,480	(6,500)	(11,452)
Income taxes	3,508	2,532	3,046

Net income (loss)	$4,972	$(9,032)	$(14,498)

Less:
Net income attributable to noncontrolling interest	215	121	70

Net income (loss) attributable to common stockholders	$4,757	$(9,153)	$(14,568)

Basic earnings (loss) per share	$0.24	$(0.45)	$(0.73)

Diluted earnings (loss) per share	$0.23	$(0.45)	$(0.73)

Basic weighted average shares outstanding	20,179,174	20,171,083	19,994,820

Diluted weighted average shares outstanding	20,464,264	20,171,083	19,994,820

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$54,738	$74,816
Accounts receivable, net	196,126	183,148
Inventories	122,182	111,029
Prepaid expenses and other	38,131	38,838

Total current assets	411,177	407,831
Property, plant and equipment, net	446,488	427,968
Goodwill and other noncurrent assets	260,752	270,382

Total assets	$1,118,417	$1,106,181

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$11,387	$12,250
Accounts payable	203,122	161,890
Accrued and other liabilities	88,220	90,812

Total current liabilities	302,729	264,952
Long-term debt, less current maturities	561,508	563,446
Other non-current liabilities	41,592	45,926

Total liabilities	905,829	874,324

Total stockholders’ equity	212,588	231,857

Total liabilities and stockholders’ equity	$1,118,417	$1,106,181

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Twelve Months Ended December 31,
	2013	2012
Net cash provided by operating activities	$89,871	$78,089

Cash flows from investing activities:
Capital expenditures	(108,521)	(108,721)
Proceeds from disposals of property	1,956	1,272
Acquisition of DDi, net of cash acquired	—	(253,464)
Acquisition of remaining interest in Huizhou, China facility	—	(10,106)

Net cash used in investing activities	(106,565)	(371,019)

Cash flows from financing activities:
Repayments of borrowings under mortgages and credit facilities, net of borrowings	(1,636)	(787)
Repayment of Senior Subordinated Convertible Notes Due 2013	(895)	—
Withholding taxes related to stock awards	(666)	—
Financing and other fees	(187)	(16,186)
Proceeds from 7.875% Senior Secured Notes	—	550,000
Repayment of 12.0% Senior Secured Notes	—	(236,295)
Distribution to noncontrolling interest holder	—	(267)

Net cash (used in) provided by financing activities	(3,384)	296,465

Net change in cash and cash equivalents	(20,078)	3,535
Beginning cash	74,816	71,281

Ending cash	$54,738	$74,816

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	December 31, 2013		September 30, 2013		December 31, 2012
Net sales by segment
Printed Circuit Boards	$258.0	85%	$256.8	83%	$236.8	87%
Assembly	45.4	15%	52.4	17%	36.8	13%

	$303.4	100%	$309.2	100%	$273.6	100%

	Percentage of Net Sales			Net Sales Change
	Three Months Ended			Sequential:	Year/Year:
	December 31, 2013	September 30, 2013	December 31, 2012	4Q13 vs 3Q13	4Q13 vs 4Q12
Net sales by end market
Automotive	31%	31%	28%	(1)%	23%
Industrial & Instrumentation	24%	25%	26%	(9)%	3%
Telecommunications	18%	18%	16%	(4)%	20%
Computer and Datacom	17%	16%	18%	8%	5%
Military and Aerospace	10%	10%	12%	1%	(5)%

	100%	100%	100%	(2)%	11%

	4Q13	3Q13	2Q13	1Q13	4Q12
Working capital metrics
Days’ sales outstanding	58.2	59.6	58.9	59.1	60.2
Inventory turns	8.0	8.4	8.1	8.0	7.9
Days’ payables outstanding	74.9	66.4	68.5	68.0	66.7
Cash cycle (days)	28.3	36.0	34.7	35.9	39.3

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Operating income	$11.7	$6.4	$1.0
Add-back:
Depreciation and amortization	24.1	23.6	23.9
Non-cash stock compensation expense	1.2	2.4	2.7
Restructuring and impairment	0.7	0.3	1.0
Costs relating to acquisitions and equity registrations	0.2	0.2	0.5

Adjusted EBITDA	$37.9	$32.9	$29.1

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31, 2013		September 30, 2013	December 31, 2012
Net income (loss) attributable to common stockholders (GAAP)	$4,757		$(9,153)	$(14,568)
Adjustments:
Non-cash stock compensation expense	1,179		2,430	2,673
Amortization	2,403		2,405	2,401
Restructuring and impairment	726		347	1,032
Costs related to acquisitions and equity registrations	201		193	512
Other special items	(8,978	)(a)	—	—
Special income taxes	(267)		(113)	—
Income tax effects of adjustments	(13)		80	(32)

Adjusted net income (loss) income attributable to common stockholders	$8		$(3,811)	$(7,982)

Diluted weighted average shares outstanding	20,464,264		20,171,083	19,994,820

Diluted earnings (loss) per share (GAAP)	$0.23		$(0.45)	$(0.73)

Adjusted EPS	$0.00		$(0.19)	$(0.40)

(a)	Non-cash lapse of a contingency formerly reported as a long-term liability.